Exhibit 10.22

RESACA EXPLOITATION, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

Optionee:  Robert Porter

1.             Grant of Stock Option.  As of the Grant Date (identified in Section 18 below), Resaca Exploitation, Inc., a Texas corporation (the “Company”) hereby grants a Nonqualified Stock Option (the “Option”) to the Optionee (identified above), an Employee of the Company, to purchase the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), identified in Section 18 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Resaca Exploitation, Inc. 2008 Stock Incentive Plan (the “Plan”). The Plan is hereby incorporated herein in its entirety by reference. The Shares, when issued to Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not an “incentive stock option” as defined in Section 422 of the Internal Revenue Code.

2.             Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 18 sets forth meanings for certain of the capitalized terms used in this Agreement.

3.             Option Term.  The Option shall commence on the Grant Date (identified in Section 18 below) and terminate on the eighth (8th) anniversary of the Grant Date as specified in Section 18. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.

4.             Option Price.  The Option Price per Share is identified in Section 18.

5.             Vesting.  The total number of Shares subject to this Option shall vest in accordance with the Vesting Schedule (described in Section 18). The Shares may be purchased at any time after they become vested, in whole or in part, during the Option Period: provided, however, the Option may only be exercisable to acquire whole Shares. The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

6.             Method of Exercise. The Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise. The Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day that immediately precedes the proposed exercise date.

7.             Method of Payment.   Subject to applicable provisions of the Plan, the Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject lo prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price; (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient. Share certificates or other evidence of ownership for the number of Shares purchased under the Option.

8.             Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock is listed. In addition, Optionee understands and agrees that the Option cannot be exercised if the Company determines that such exercise, at the time of such exercise, will be in violation of the Company’s insider trading policy.

9.             Termination of Employment. Voluntary or involuntary termination of Employment shall affect Optionee’s rights under the Option as follows:

(a)           Termination for Cause. The non-vested portion of the Option shall expire and terminate on the date of termination of Employment and shall not be exercisable to any extent if Optionee’s Employment is terminated for Cause (as defined in the Plan at the time of such termination of Employment).  The vested portion of the Option shall expire on the thirty (30) day anniversary of the termination of Employment to the extent not previously exercised by Optionee.  In no event may the Option be exercised after the earlier of (i) the expiration of the Option Period or (ii) the thirty (30) day anniversary of the date of termination of Employment for Cause.

(b)          Voluntary Termination or Retirement. If Optionee’s Employment is voluntarily terminated by Optionee or terminated for Retirement, then (i) the non-vested portion of the Option shall immediately expire on the termination date and (ii) the vested portion of the Option shall expire to the extent not previously exercised before the one (1) year anniversary of the date of such termination of Employment. In no event may the Option be exercised after the earlier of (i) the expiration of the Option Period or (ii) the one (1) year anniversary of the date of termination of Employment due to voluntary termination or Retirement.

(c)           Death or Disability. If Optionee’s Employment is terminated due to death or Disability (as defined in the Plan at the time of such termination), then (i) the Option shall immediately become fully vested on the termination of Employment date and (ii) the vested portion of the Option shall expire on the one (1) year anniversary date of the termination of Employment date to the extent not previously exercised by Optionee or, in the case of death, by the person or persons to whom Optionee’s rights under the Option have passed by will or by the laws of descent and distribution or, in the case of Disability, by Optionee or Optionee’s legal representative.  In no event may the Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the date of termination Employment due to Optionee’s death or Disability.

(d)            Other Involuntary Termination. If Optionee’s Employment is terminated for any reason other than for Cause, Retirement, death or Disability, or voluntary termination, then (i) the Option shall immediately become fully vested on the termination of Employment date and (ii) the vested portion of the Option shall expire to the extent not previously exercised within one (1) year after such termination date. In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the termination of Employment date even if Optionee becomes deceased during such period. The termination of Employment of Optionee due to or as a result of the termination or expiration of the Co-Employer Agreement, dated July 11, 2008, by and between the Company and Torch Energy Advisors Incorporated shall be considered an involuntary termination to Optionee’s Employment for purposes of this Agreement.

10.          Independent Legal and Tax Advice. Optionee acknowledges that the Company has advised Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

11.          Reorganization of Company. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.          Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving Company, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan.

13.          No Rights in Shares. Optionee shall have no rights as a shareholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

14.          Investment Representation. Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Moreover, any stock certificate for any Shares issued to Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.

15.         No Guarantee of Employment. The Option shall not confer upon Optionee any right to continued employment with the Company or any affiliate thereof.

16.          Withholding of Taxes. The Company shall have the right to (a) make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

17.          General.

(a)           Notices. All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

(b)           Shares Reserved. The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.

(c)           Transferability of Option. The Option is transferable only to the extent permitted under the Plan at the time of transfer (i) by will or by the laws of descent and distribution, (ii) by a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code), or (iii) to Optionee’s Immediate Family or entities established for the benefit of or solely owned by, the Optionee’s Immediate Family, but only to the extent permitted under the Plan. No right or benefit here under shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Optionee or any permitted transferee thereof.

(d)           Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Optionee and Company.

(e)           No Guarantee of Tax Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to Optionee or any other person. The Optionee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

(f)           Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not a affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(g)          Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby.

(h)            Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

18.          Definitions and Other Terms.   The following capitalized terms shall have those meanings set forth opposite them:

(a)	Optionee:	Robert Porter

(b)	Grant Date:	September 25, 2009

(c)	Shares:	Three Hundred Twenty Thousand (320,000) Shares of the Company’s Common Stock.

(d)	Option Price:	50 pence per Share

(e)	Option Period:	September 25, 2009 through September 25, 2017 (until 5:00 p.m. CST).

(f)

Vesting Schedule:            Options covered by this Option Agreement shall become vested, provided that, subject to Section 9, Optionee is then, and continuously from the Grant Date has been, an Employee of the Company, in accordance with the following schedule:

Vesting Date	Vested %

First Anniversary of the Grant Date	33 1/3%

Second Anniversary of the Grant Date	33 1/3%

Third Anniversary of the Grant Date	33 1/3%

Total	100%

Notwithstanding the above vesting schedule, in the event of a “Change in Control” of the Company (as defined in the Plan at the time of such event), the non-vested portion of the Option shall become immediately 100% vested as of the Change in Control date.

[Signature page follows]

IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has hereunto executed this Agreement as of the same date.

RESACA EXPLOITATION, INC.

By:	/s/ Mary Lou Fry

Name:	Mary Lou Fry

Title:	Vice President

Address for Notices:

Resaca Exploitation, Inc.
1331 Lamar Street, Suite 1450
Houston, TX 77010
Attn: General Counsel

OPTIONEE

/s/ Robert Porter
ROBERT PORTER

Address for Notices:

1907 Stonegrove Court
Pearland, Texas 77581